Exhibit 12.1
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
                                                                 Ratio of Earnings to Fixed Charges
                                        -------------------------------------------------------------------------------------------
                                                                        FISCAL YEAR ENDED
                                        -------------------------------------------------------------------------------------------
                                                                                                                        PROFORMA
                                        JANUARY 30,     JANUARY 29,     JANUARY 28,     JANUARY 27,      JANUARY 25,    JANUARY 25,
                                           1993            1994           1995            1996             1997            1997
                                        -----------     -----------     -----------     -----------      -----------    -----------
Fixed charges
  Interest on indebtedness                13,047          21,635          32,153          33,346           30,182         29,874
  Proportion of rents representative
    of the interest factor                 3,468           3,514           4,180           4,383            4,114          4,114
                                          ------         -------         -------         -------          -------         ------
Total fixed charges                       16,515          25,149          36,333          37,729           34,296         33,988
                                          ======         =======         =======         =======          =======         ======

Earnings
  Income (loss) from continuing
    operations before income taxes
    and extraordinary items               27,982          (5,561)         (9,431)        (52,567)         (29,106)       (28,798)
Adjustments:
  Fixed charges adjustments:
  Fixed charges as above                  16,515          25,149          36,333          37,729           34,296         33,988
  Capitalized interest                      (143)           (152)            (57)             --               --             --
                                          ------         -------         -------         -------          -------        -------
    Total adjustments                     16,372          24,997          36,276          37,729           34,296         33,988
                                          ------         -------          ------         -------          -------        -------
Income (loss) for computation
   purposes of earnings to
   fixed charges                          11,610         (30,558)        (45,707)        (90,296)         (63,402)       (62,786)
                                          ------         -------         -------         -------          -------        -------
Excess (deficiency) earnings to fixed
   charges                                27,982          (5,561)         (9,431)        (52,567)         (29,106)       (28,798)
                                          ======         =======         =======         =======          =======        =======
Ratio                                      2.71              --               --              --               --             --
                                          ======         =======         =======         =======          =======        =======

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